Patriot Capital Funding Reports Financial Results For Quarter And
Nine Months Ended September 30, 2005

- Quarterly Dividend of $0.27 Per Share Declared for 2005 Fourth Quarter -

WESTPORT, CT – November 14, 2005 — Patriot Capital Funding, Inc. (Nasdaq: PCAP), a specialty finance company providing customized financing solutions to small- and mid-sized companies primarily in transactions initiated by private equity sponsors, today announced results for the quarter and nine months ended September 30, 2005.

2005 Third Quarter Summary

-	Net loss of $5.6 million, or $0.62 per share

-	Total investment income of $3.7 million

-	Net unrealized depreciation on investments of $3.8 million

-	Net asset value per share of common stock was $10.50

-	Originated new and follow-on investments totaling $34.3 million

Operating Results for Quarter Ended September 30, 2005

Total investment income was $3.7 million for the three months ended September 30, 2005, compared to $1.2 million in the comparable prior-year period. The increase in total investment income was primarily attributable to an increase in the weighted average fair value balance outstanding of, and higher yields on, our interest-bearing investment portfolio during the quarter ended September 30, 2005. During the three months ended September 30, 2005, the weighted average fair value balance outstanding of our interest-bearing investment portfolio was approximately $108 million as compared to approximately $33 million during the three months ended September 30, 2004.

During the three months ended September 30, 2005, we recorded net unrealized depreciation of $3.8 million on our investments, which primarily consisted of $3.8 million of unrealized depreciation in the fair value of our investment in Interstate Highway Sign Corporation. We had previously recorded an unrealized appreciation of $806,000 in the fair value of our investment in Interstate Highway Sign Corporation during the quarter ended March 31, 2005. We did not record any appreciation or depreciation in the fair value of any of our investments during the quarter ended September 30, 2004.

Net loss for the 2005 third quarter was $5.6 million, or $0.62 per basic and diluted share, versus net income of $0.4 million, or $0.11 per basic and diluted share for the 2004 third quarter. The 2005 third quarter net loss included a $3.4 million prepayment penalty incurred by us in connection with the payment of our outstanding borrowing obligations with the net proceeds from our initial public offering. Net income or loss can vary substantially from quarter to quarter, primarily due to changes in unrealized depreciation or appreciation and the recognition of realized gains and losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.

Operating Results for Nine Months Ended September 30, 2005

Total investment income was $8.9 million for the nine months ended September 30, 2005, compared to $3.1 million in the comparable prior-year period. The increase in total investment income for the nine months was primarily attributable to an increase in the weighted average fair value balance outstanding of, and higher yields on, our interest-bearing investment portfolio during the nine months ended September 30, 2005. During the nine months ended September 30, 2005, the weighted average fair value balance outstanding of our interest-bearing investment portfolio was approximately $86 million as compared to approximately $32 million during the nine months ended September 30, 2004.

During the nine months ended September 30, 2005, we recorded net unrealized depreciation of $3.1 million on our investments. This net unrealized depreciation included an unrealized depreciation of $3.0 million in the fair value of our investment in Interstate Highway Sign Corporation as well as unrealized depreciation in the fair value of our warrants to purchase common stock in certain of our portfolio companies. We had previously recorded unrealized depreciation of $806,000 on our investment in Interstate Highway Sign Corporation during the year ended December 31, 2004. We did not record any appreciation or depreciation in the fair value of any of our investments during the first nine months of 2004.

Net loss for the nine months ended September 30, 2005 was $4.2 million, or $0.75 per basic and diluted share, versus net income of $0.7 million, or $0.17 per basic and diluted share for the nine months of 2004. The net loss for the nine months ended September 30, 2005 included a $3.4 million prepayment penalty incurred by us in connection with the payment of our outstanding borrowing obligations with the net proceeds from our initial public offering. Net income can vary substantially from period to period primarily due to changes in unrealized depreciation or appreciation and the recognition of realized gains and losses, which vary from period to period. As a result, comparisons of net income from period-to-period may not be meaningful.

Portfolio and Portfolio Quality

Significant new and follow-on investments (including unfunded commitments) originated during the 2005 third quarter included:

•	$9.85 million in senior secured and senior subordinated debt to support the acquisition of Robert Rothschild Farm, Inc., a leading manufacturer and marketer of a wide variety of branded specialty food products,

•	$20.2 million “one-stop financing” to finance buyout of Fairchild Industrial Products Company, a leading designer and manufacturer of industrial control products, and

•	a $4.25 million net addition to our subordinated debt investment in Dover Saddlery, Inc., the leading equestrian products catalog retailer.

We utilize a standard investment rating system for our entire portfolio. Investment Rating 1 is used for performing investments that significantly exceed expectations or for which a capital gain is expected. Investment Rating 2 is used for investments that are generally performing in accordance with the portfolio company’s business plan. Investment Rating 3 is used for performing investments that require closer monitoring; however, no loss of principal or interest is expected. Investment Rating 4 is used for underperforming investments with loss of interest expected, but not loss of principal. Investment Rating 5 is used for underperforming investments for which loss of interest and some principal is expected.

At September 30, 2005, Investment Rating 1 investments totaled $2.1 million or 1.8% of the total portfolio at fair value; Investment Rating 2 investments totaled $100.2 million or 89.1% of the total portfolio at fair value; Investment Rating 3 investments totaled $8.2 million or 7.3% of the total portfolio at fair value; and Investment Rating 4 investments totaled $2.0 million or 1.8% of the total portfolio at fair value. We had no investments in Investment Rating 5 at September 30, 2005.

At September 30, 2005, loans and debt securities at fair value totaling $2.0 million were not accruing interest (cash and payment-in-kind interest). This entire amount related to our investment in Interstate Highway Sign Corporation. At December 31, 2004, none of our loans or debt securities were on non-accrual status.

Liquidity and Capital Resources

At September 30, 2005, we had cash and cash equivalents of $18.7 million, total assets of $130.9 million and net assets of $127.2 million. Our net asset value per common share was $10.50 at September 30, 2005, compared to $7.10 at December 31, 2004. We had no long-term debt outstanding at September 30, 2005, including under our $140.0 million securitization revolving credit facility.

On August 2, 2005, we completed an initial public offering of 7,190,477 shares of common stock at $14.00 per share. On August 15, 2005, the underwriters exercised in full their over-allotment option to acquire an additional 1,078,572 shares of common stock. We received net proceeds of approximately $92.1 million from the initial public offering and approximately $14.0 million from the exercise of the over-allotment option. We used a substantial portion of the net proceeds from our initial public offering to pay all outstanding borrowing obligations, including a prepayment penalty of $3.4 million.

Quarterly Dividend of $0.27 Per Share Declared for 2005 Fourth Quarter

On November 8, 2005, our board of directors declared a cash dividend of $0.27 per share for the fourth quarter of 2005. The dividend is payable as follows:

Record date: November 30, 2005

Payment date: December 30, 2005

Dividends are paid from taxable income. Our board of directors determines quarterly dividends based on estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

We have adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

2005 Third Quarter Conference Call/Webcast Information

Conference Call:	Monday, November 14, 2005 at 10:00 a.m. ET
Dial-in Number:	877/690- 6769
Call Replay Until:	November 16, 2005 at 12:00 p.m. ET
Replay Number:	800/633-8284
Replay Access Code:	21266970
Webcast:	www.patcapfunding.com
Web Replay:	30 days

About Patriot Capital Funding, Inc.

Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions to private equity sponsors focused on making investments in small- and mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues between $10 million and $100 million, and which operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans and subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s final prospectus dated July 27, 2005, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Statements

Patriot Capital Funding, Inc.
Combined Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Investments at fair value:
Investments in debt securities (cost of $115,846,238 - 2005,
$68,051,712 - 2004)	$112,087,292	$67,245,923
Investments in equity securities (cost of $670,510 - 2005,
$502,060 - 2004)	472,400	431,828
Unearned income	(2,848,916)	(2,073,921)

Total investments	109,710,776	65,603,830
Cash and cash equivalents	18,659,797	2,491,477
Restricted cash	—	3,000,000
Interest receivable	917,333	615,243
Other assets	1,617,274	328,313

TOTAL ASSETS	$130,905,180	$72,038,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Borrowings	$-	$41,645,458
Notes payable	—	1,000,000
Interest payable	—	283,096
Management fee payable	—	916,666
Dividends payable	1,938,712	—
Accounts payable and accrued expenses	1,744,019	881,725

TOTAL LIABILITIES	3,682,731	44,726,945

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 49,000,000 shares authorized;
12,116,951 and 3,847,902 shares issued and outstanding at September 30, 2005, and December 31, 2004, respectively	121,170	38,479
Paid-in capital	136,046,577	30,061,521
Accumulated undistributed investment loss	(4,988,242)	(1,912,061)
Net unrealized depreciation on investments	(3,957,056)	(876,021)

TOTAL STOCKHOLDERS’ EQUITY	127,222,449	27,311,918

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$130,905,180	$72,038,863

NET ASSET VALUE PER COMMON SHARE	$10.50	$7.10

Patriot Capital Funding, Inc.
Combined Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
INVESTMENT INCOME
Interest income	$3,611,189	$1,091,530	$8,710,879	$2,860,893
Fees	122,486	106,309	187,983	213,089

Total Investment Income	3,733,675	1,197,839	8,898,862	3,073,982

EXPENSES
Salaries and benefits	944,369	189,442	1,834,598	576,980
Consulting fees	54,796	250,000	554,796	750,000
Interest	667,944	283,948	3,069,610	837,098
Professional fees	75,252	33,163	311,431	125,895
Prepayment penalty	3,395,335	—	3,395,335	—
General and administrative	482,448	32,783	870,561	117,573

Total Expenses	5,620,144	789,336	10,036,331	2,407,546

Net Investment Income (Loss)	(1,886,469)	408,503	(1,137,469)	666,436
Net change in unrealized depreciation on investments	(3,761,046)	—	(3,081,035)	—

NET INCOME (LOSS)	$(5,647,515)	$408,503	$(4,218,504)	$666,436

Earnings (Loss) per share, basic and diluted	$(0.62)	$0.11	$(0.75)	$0.17

Weighted average shares outstanding, basic and diluted	9,088,353	3,847,902	5,613,915	3,847,902

CONTACTS:
Richard P. Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com